As filed with the Securities and Exchange Commission on July 27, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Athenex, Inc.

(Exact name of registrant as specified in its charter)

Delaware	43-1985966
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1001 Main Street, Suite 600, Buffalo, NY	14203
(Address of Principal Executive Offices)	(Zip Code)

Athenex, Inc. Amended and Restated 2017 Omnibus Incentive Plan

(Full title of the plans)

Johnson Y.N. Lau

Chief Executive Officer

Athenex, Inc. 1001 Main Street, Suite 600

Buffalo, NY 14203

(Name and address of agent for service)

(716) 427-2950

(Telephone number, including area code, of agent for service)

Copies to:

Alexander R. McClean, Esq.

Harter Secrest & Emery LLP

1600 Bausch & Lomb Place

Rochester, New York 14604

(585) 232-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, $0.001 par value per share	5,000,000	$3.90	$19,500,000.00	$2,127.45

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time result from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act. The price per share and aggregate offering prices are calculated on the basis of $3.90, the average of the high and low price of the registrant’s Common Stock as reported on the NASDAQ Global Select Market on July 23, 2021.

(3)

This Registration Statement registers an additional 5,000,000 shares under the amendment to our Amended and Restated 2017 Omnibus Incentive Plan (the “Plan”). We previously issued 7,700,000 shares issuable under the Plan (Registration Statement No. 333- 218984 and Registration Statement No. 333-241666).

EXPLANATORY NOTE

Pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended (the “Securities Act), this Registration Statement on Form S-8 (the “Registration Statement”) is filed by Athenex, Inc. (the “Company”) to register 5,000,000 additional shares of common stock, par value $0.001 per share (the “Common Stock”) that may be issued under the Amended and Restated 2017 Omnibus Incentive Plan (the “Amended Plan”). On April 29, 2021, the Registrant filed with the U.S. Securities and Exchange Commission (the “SEC”) a definitive proxy statement that included proposals to, among other things, increase the number of shares available for issuance under the Amended Plan by 5,000,000 shares of Common Stock. The proposal to increase the number of shares available for issuance under the Amended Plan was approved by the Company’s stockholders on June 18, 2021.

Pursuant to General Instruction E to Form S-8 under the Securities Act, the Company incorporates into this Registration Statement the content of its prior Registration Statements filed on June 26, 2017 (Registration No. 333-218984) and August 6, 2020 (Registration No. 333-241666) except as expressly modified herein.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The SEC’s rules allow the Company to incorporate by reference information into this Registration Statement. This enables the Company to disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this Registration Statement from the date the Company files such document. Any reports filed by the Company with the SEC after the date of this Registration Statement, and before the date that the offering of the securities by means of this Registration Statement is terminated, will automatically update and, where applicable, supersede any information contained in this Registration Statement or incorporated by reference in this Registration Statement.

We incorporate by reference into this Registration Statement the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished under Item 2.02 or Item 7.01 of Form 8-K, which is not deemed filed in accordance with SEC rules and is not incorporated by reference herein):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on March 1, 2021;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021 filed with the SEC on May 6, 2021;

•	Our Current Reports on Form 8-K filed with the SEC on May 5, 2021 (as amended on July 20, 2021), May 6, 2021, and June 23, 2021 and July 20, 2021; and

•

The description of our Common Stock contained in Exhibit 4.4 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on March 1, 2021 , and any amendment or report filed for the purpose of updating such description .

We also incorporate by reference all documents we file in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the sale of all the securities covered by this Registration Statement, except in each case the information contained in such document to the extent “furnished” and not “filed.”

Item 8.	Exhibits.

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Company, effective as of June 19, 2017

4.2	Amended and Restated Bylaws of the Company, effective as of June 19, 2017

4.3	Specimen Common Stock Certificate

4.4	Description of Securities

4.5	Athenex, Inc. Amended and Restated 2017 Omnibus Incentive Plan

4.6*	First Amendment to Athenex, Inc. Amended and Restated 2017 Omnibus Incentive Plan

5.1*	Legal Opinion of Harter Secrest & Emery LLP

23.1*	Consent of Independent Registered Public Accounting Firm

23.2*	Consent of Moss Adams LLP

23.3*	Consent of Harter Secrest & Emery LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on this 27 day of July, 2021.

ATHENEX, INC.

By:	/s/ Johnson Y.N. Lau
Johnson Y.N. Lau
Chief Executive Officer and Board Chairman (Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below appoints Johnson Y.N. Lau and Teresa Bair, and each of them, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, new registration statements pursuant to General Instruction E of Form S-8 pertaining to the registration of additional securities and post-effective amendments thereto, and any and all other documents in connection therewith to be filed with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Johnson Y.N. Lau
Johnson Y.N. Lau	Chief Executive Officer and Board Chairman	July 27, 2021
(Principal Executive Officer)
/s/ Randoll Sze
Randoll Sze	Chief Financial Officer	July 27, 2021
(Principal Financial and Accounting Officer)

/s/ Kim Campbell
Kim Campbell	Director	July 27, 2021

/s/ Manson Fok
Manson Fok	Director	July 27, 2021

/s/ Jinn Wu
Jinn Wu	Director	July 27, 2021

/s/ Benson Tsang
Benson Tsang	Director	July 27, 2021

/s/ Stephanie Davis
Stephanie Davis	Director	July 27, 2021

/s/ Jordan Kanfer
Jordan Kanfer	Director	July 27, 2021

/s/ John Moore Vierling
John Moore Vierling	Director	July 27, 2021

/s/ Robert Spiegel
Robert Spiegel	Director	July 27, 2021